Exhibit 2.4

ROSS MILLER

Secretary of State

204 North Carson Street, Ste 1

Carson City, Nevada 89701-4201

(775) 684-5708

Websire: www.nvsos.gov

	Filed in the office of	Document Number 20070357086-38.
Certificate of Designation	/s/ Barbara K. Cegavske	Filing Date and Time
(PURSUANT TO NRS 78.1955)	Barbara K. Cegavske	05/23/2007 3:00 PM..
	Secretary of State	Entity Number
	State of Nevada	C22953-2001.

Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78.1955

1. Name of Corporation:

FIRESKY MEDIA CORP.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

CLASS B CONVERTIBLE PREFERRED STOCK

10,000,000 SHARES

$0.001 PAR VALUE PER SHARE

3. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

/s/ Robert Atwell
Signature of Officer

FIRESKY MEDIA CORP.

CERTIFICATE OF DESIGNATION

OF CLASS B CONVERTIBLE PREFERRED .STOCK

Pursuant to Title 7, Section 78 of the Nevada Revised Statutes ("NRS") and the General Corporation Law of the Ste of Nevada, the undersigned, on behalf of Fireskky Media Corp., corporation organized and existing under the General Corporation Law of the State of Nevada pursuant to Title 7, Section 78 of the NRS (the "Corporation"). DOES HEREBY CERTIFY:

That pursuant to the authority invested to the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation. of said Corporation, as amended, (the "Certificate of Incorporation"), and Article 5 of the Corporation's By-Laws, as amended, (the "By-Laws"), the said Board of Directors on December 31, 2006, adopted the following resolution creating a class of ten million (10,000,000) shares of Preferred Stock designated as "Class B Convertible Preferred Stock."

RESOLVED that, pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Certificate of Incorporation and the By-Laws, a class of Preferred Stock, par value $.001 per share, of the Corporation be and hereby is created and that the designation and number of shares thereof and the voting and other powers, preferences, limitations, restrictions and relative rights thereof art as follows:

Class B Convertible Preferred Stock

1.          Designation and Amount. There shall be a class of Preferred Stock that shall be designated as “Class B Convertible Preferred Stock,” and the number of shares constituting such class shall be 10,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors, provided, however, that no decrease shall reduce the number of shares of Class B Convertible Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

2.          Ranking. As to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, the Class B Convertible Preferred Stock shall rank senior to the Corporation's Class A Convertible Preferred Stock, Common Stock, and to all other classes or class of stock issued by the Corporation, except as otherwise approved by the affirmative vote or consent of the holders of a majority of the shares of Class B Stock.

3.         Dividends and Distributions. Subject to the rights of the holders of any shares of any class or series of stock of the Corporation ranking prior and superior to the shares of Class B Convertible Preferred Stock with respect to dividends, the holders of shares of Class B Convertible Preferred Stock, in preference to the holders of shares of any class or series of stock of the Corporation ranking junior to the Class B Convertible Preferred Stock thereof, shall he entitled to receive dividends, out of funds legally available. Said dividends shall be payable only when as, and if declared by the Board of Directors, and shall not be cumulative.

4.          Voting Rights. The holders of shares of Class B Convertible Preferred Stock shall have the following voting rights;

(A) Each shares of Class B Convertible Preferred Stock shall entitle the holder thereof to a number of votes equal to one thousand (1,000) votes.

(B) Except as required by law, holders of Class B Convertible Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

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5.          Conversion.

(A) Right to Convert. Holders of Class B Convertible Preferred Stock shall have the right, once the thirty day moving average bid price of the common stock is at or exceeds one cent per share, to convert any or all of their Class B Convertible Preferred Stock into 10 shares of fully paid and nonassessable shares of Common Stock for each share of Class B Convertible Preferred Stock held, with shares of common stock not subject to any type of dilution whatsoever, including but not limited to, a reverse of the authorized and//or outstanding common stock of the Corporation which takes place prior to conversion. In addition, holders of Class B Convertible Preferred Stock will have the right to convert, as described below, upon an initial or secondary public offering of the Common Stock by the Corporation or in the event of a change in control as defined in the Rules and Regulations of the Securities and Exchange Commission.

(B) Mechanics of Conversion.

(i)            Any holder of Class B Convertible Preferred Stock may exercise the right to convert such shares into Common Stock by delivering to the Corporation during regular business hours, at the office of the Corporation or any transfer agent of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificated for the shares to be converted (the "Class B Preferred Certificate"), duly endorsed or assigned to blank to the Corporation (if required by it).

(ii)                    Each Class B Preferred Certificate shall be accompanied by written notice stating that such holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock (the "Common Certificate") are to be issued. Such conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the "Conversion Date."

(iii)                   As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written ores of such holder, at the place designated by such holder, certificate or certificates for the number of share of Common Stock to which such is entitled.

(iv)                   The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of Common Stock on the applicable Conversion Date, unless the transfer books of the Corporation are closed on such Conversion Date, in which event the holder shall be deemed to have become the stockholder of record on the next succeeding date on which the transfer books are open, provided that the Conversion Price shall be that Conversion Price in effect on the Conversion Date.

(v)                   Upon conversion of only a portion of the number of shares covered by a Class B Preferred Certificate, the Corporation shall issue and deliver to or upon the written order of the holder of such Class B Preferred Certificate, at the expense of the Corporation, a new certificate covering the number of shares of the Class B Convertible Preferred Stock representing the unconverted portion of the Class B Preferred Certificate, which new certificate shall entitle the holder thereof to all the rights, powers end privileges of holder of such shares.

(C) Conversion Fees. The Corporation shall pay all documentary, stamp or other transactional taxes (excluding income taxes) attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Class B Convertible Preferred Stock; provided however, that the Corporation shall not be required pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the Class B Convertible Preferred Stock in respect of which such shares of Class B Convertible Preferred Stock are being issued.

(D) Reservation of Stock. The Corporation shall reserve out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Class B Convertible Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Class B Convertible Preferred Stock. In the event there are not sufficient shares of Common Stock available at the time of issuance to provide for the conversion of all outstanding shares of Class B Convertible Preferred Stock, the Corporation shall take whatever steps are necessary to insure that the authorize but unissued shares of Common Stock will be available as soon as practicable following any issuance of Class Convertible Preferred Stock as provided for herein.

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(E) Status of Common Stock. All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, not subject to any preemptive or similar rights and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.

6.          Reacquired Shares. Any share of Class B Convertible Preferred Stock converted or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof. Upon their retirement, at the sole discretion of the Corporation, all such shares shall either be (i) permanently retired, or (ii) become authorized but unissued shares of Preferred Stock that may be reissued as part of a new series of Preferred Stock (to be created by resolution or resolutions of the Board of Directors, subject to any conditions and restrictions on issuance set forth herein).

7.          Merger, Consolidation, Etc. Should the Corporation enter into any merger, consolidation, combination or other transaction in which the outstanding shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then each share of Class B Convertible Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to .10 shares of the Corporation's Common Stock, into which or for which each share of Common Stock is changed or exchanged.

8.       Liquidation Rights.

(A) Upon any liquidation, dissolution or winding up of the Corporation, voluntary or otherwise, the holders of Class B Convertible Preferred Stock shall rank senior and prior to holders of the Corporation's Class A Convertibles Preferred Stock, holders of the Corporation's Common Stock, and to all other classes or series of stock issued by the Corporation, except as otherwise approved by the affirmative vote or consent of the holder, of at least a majority of Class B Stock outstanding pursuant to Section 5(A) hereof.

(B) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the sole participation to which the holders of shares of Class B Convertible Preferred Stock then outstanding shall be entitled, out of the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus or earnings, to receive, before any payment shall be made to the holders of the Corporation's Class A Convertible Preferred Stock, Common Stock or any other class or series of stock ranking on Liquidation junior to such Class B Stock, an amount per share equal to $1.00. If upon any such Liquidation of the Corporation, the remaining assets of the Corporation, available for distribution to its stockholders shall be insufficient to pay the holders of shares of Class B Stock the full amount to which they shall be entitled, the holders of shares of Class B Stock and any class or series of stock ranking on liquidation on a parity with the Class B Stock shall share pari passu in any distribution of the remaining assets and funds of the Corporation in proportion to the respective, liquidation amounts of the Preferred Stock that would otherwise be payable to the holders of Preferred Stock with respect to the shares held by them upon such distribution if all amounts payable on or with respect to such shams were paid in full.

(C) Neither the merger or consolidation of the Corporation into or with another, corporation nor the merger or consolidation of any other corporation or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 8.

9.       Certain Covenants. Any registered holder of Class B Convertible Preferred Stock may proceed to protect and enforce its rights and the rights of such holders, by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Certificate of Designation or in aid of the exorcise of any power granted herein, or to enforce any other proper remedy.

10.       Amendment. At any time that any shares of Class B Convertible Preferred Stock are outstanding, the Restated Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Class B Convertible Preferred Stock so as to effect it adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Class B Convertible Preferred Stock, voting separately as a class.

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11.       Notice to the Corporation. All notices and other communications required or permitted to be given to the Corporation hereunder shall be made by first-class mail, postage prepaid, to the Corporation at its principal executive offices, currently located on the date of the adoption of those resolutions at the following address: 2020 Main Street, Suite 990, Irvine California 92614. Any notice to the stockholders shall be made in their addressed as not set forth on the books and records of the Corporation.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Designation to be duly executed on behalf of the Corporation effective December 31, 2006.

FIRESKY MEDIA CORP.

/s/ Robert Atwell

Robert Atwell, President

/s/ George Jackson

George Jackson, Secretary